Exhibit 19

ACQUISITION SUPPORT AGREEMENT

ACQUISITION SUPPORT AGREEMENT, dated as of February 18, 2011 (this “Agreement”), by and among Stapleton Acquisition Company, a Delaware corporation (“SAC”), Leeward Capital, L.P., a California limited partnership (the “Leeward Capital”), and Leeward Investments, LLC, a California limited liability company and the general partner of Leeward Capital (“Leeward Investments” and together with Leeward Capital, the “Leeward Parties”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 5(l) hereof.

A.           SAC is willing, subject to certain conditions, to propose a transaction (the “Acquisition”) to the board of directors (the “Board”) of SonomaWest Holdings, Inc., a Delaware corporation (the “Company”), in which it would acquire all of the outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), not owned by SAC or its Affiliates, in exchange for $8.90 in cash for each share of Common Stock (the “Acquisition Price”).  SAC is presently contemplating that the Acquisition will be structured as a tender offer to acquire all of the outstanding shares of Common Stock not owned by SAC or its Affiliates in exchange for per share cash consideration of not less than the Acquisition Price (the “Offer”), followed, if after the closing of the Offer SAC directly or indirectly owns at least 90% but less than 100% of the outstanding shares of Common Stock, by a “short-form” merger of the Company with SAC or one of its Affiliates in which holders of shares of Common Stock that did not participate in the Offer would receive the same per share consideration paid in the Offer.

B.           As of the date of this Agreement, the Leeward Parties are the beneficial owners of 93,571 shares of Common Stock (together with any shares of Common Stock acquired by the Leeward Parties or any of their Affiliates after the execution of this Agreement, whether upon the exercise of options, conversion of convertible securities or otherwise, the “Leeward Shares”).

C.           As a condition to SAC’s willingness to proceed with proposing the Acquisition to the Board and in consideration of the time and legal and other expenses necessary to submit the proposal to the Board in good faith and in compliance with Applicable Law, SAC requires that the Leeward Parties agree, and pursuant to the terms and conditions of this Agreement the Leeward Parties agree, to (i) tender in the Offer (and not withdraw) all of the Leeward Shares (whether acquired prior to or after the execution of this Agreement) if the Acquisition is effectuated through the Offer, (ii) support, to the extent provided in this Agreement, any Alternative SAC Acquisition Proposal through which the Acquisition is effectuated if the Acquisition is not effectuated through the Offer and (iii) take the other actions described in this Agreement.

In consideration of the premises and for other good and valuable consideration given to each party, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.           Agreements to Propose Acquisition and to Tender; Support of Alternative SAC Acquisition Proposal.

(a)           Agreement to Propose Acquisition.  Subject to the terms of this Agreement, SAC agrees that prior to 5:00 p.m. New York City time on the first Business Day following the date of this Agreement, SAC shall deliver a letter to the Board of the Company indicating its intent to pursue an Acquisition and describing the terms of the proposed Acquisition, which shall include per share cash consideration of not less than the Acquisition Price, and such other terms and conditions as are not inconsistent with this Agreement.  If the Acquisition is to be effectuated through the Offer, SAC may condition the consummation of the Offer and the acceptance of the tendered shares of Common Stock on, along with other customary conditions, the participation of the holders of a designated minimum percentage of the outstanding shares of Common Stock not owned by SAC or any of its Affiliates.

(b)           Agreement to Tender and not Withdraw.  If the Acquisition is effectuated through the Offer, subject to the terms of this Agreement, the Leeward Parties agree that as promptly as practicable after the commencement of the Offer, and in any event no later than the tenth Business Day following the commencement of the Offer, the Leeward Parties shall tender into the Offer all of the Leeward Shares in accordance with the terms of the definitive Offer documents, free and clear of all Liens.  If the Leeward Parties acquire any Leeward Shares after making such tender (or any subsequent tender), the Leeward Parties shall tender into the Offer such Leeward Shares on the date that the Leeward Parties acquire such Leeward Shares.  The Leeward Parties agree that once Leeward Shares are tendered into the Offer, the Leeward Parties shall not withdraw the tender of such Leeward Shares unless the Offer shall have been terminated or shall have expired without any shares of Common Stock having been accepted for payment, in each case, in accordance with the terms of the definitive Offer documents.

(c)           Support of Alternative SAC Acquisition Proposal.  To the extent that the Acquisition is not effectuated through the Offer but through an Alternative SAC Acquisition Proposal, the Leeward Parties agree to vote or provide a written consent in respect of all of the Leeward Shares in connection with any meeting of the stockholders of the Company (and at every adjournment or postponement thereof) duly called and sought for the purpose of approving any Alternative SAC Acquisition Proposal, or any action by written consent in lieu of a meeting of stockholders of the Company duly requested in respect of any Alternative SAC Acquisition Proposal, in favor of the adoption of all applicable SAC Acquisition Agreements, the approval of the Alternative SAC Acquisition Proposal and the other transactions contemplated by the SAC Acquisition Agreements and the approval of any other matter that is required to be approved by the stockholders of the Company in order to effect the transactions contemplated by the SAC Acquisition Agreements.  To the extent that the Acquisition is not effectuated through the Offer, the Leeward Parties agree to vote or provide a written consent in respect of all of the Leeward Shares in connection with any meeting of the stockholders of the Company (and at every adjournment or postponement thereof) duly called and sought for the purpose of approving any of the matters described in the following clauses (i) through (iii), or any action by written consent in lieu of a meeting of stockholders of the Company duly requested in respect of any of the matters described in the following clauses (i) through (iii), against (i) any proposal seeking approval of any agreement or arrangement constituting or related to any Third Party Acquisition Proposal, (ii) any proposal seeking approval of any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company except in furtherance of an Alternative SAC Acquisition Proposal and (iii) any proposal seeking approval of any other action, proposal or agreement that would (A) result in any of the conditions to the Offer not being fulfilled or satisfied or (B) reasonably be expected to interfere with or delay the consummation of the Offer or any Alternative SAC Acquisition Proposal or the other transactions contemplated by any related SAC Acquisition Agreement.  The Leeward Parties shall execute any documents which are necessary or appropriate in order to effectuate the foregoing.  The Leeward Parties shall retain at all times the right to vote the Leeward Shares in their sole discretion and without any other limitation on those matters other than those set forth in this Section 1(c) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.  In the event that any meeting of the stockholders of the Company is held and if the Acquisition is not effectuated through the Offer, the Leeward Parties shall appear at such meeting or otherwise cause the Leeward Shares to be counted as present thereat for purposes of establishing a quorum.

(d)           Grant of Proxy.  In furtherance of the foregoing, the Leeward Parties hereby irrevocably grant to, and appoint, until the termination of this Agreement, SAC and any person or persons designated in writing by SAC, and each of them individually, as the Leeward Parties’ proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Leeward Parties, to vote all of the Leeward Shares, or grant a written consent in respect of the Leeward Shares, or execute and deliver a proxy to vote or grant a written consent in respect of the Leeward Shares, on the matters and in the manner specified in Section 1(c) of this Agreement (but not on any other matters, other than motions to adjourn and other matters incident to the conduct of any meeting of stockholders that are in furtherance of the actions specified in Section 1(c)).  The Leeward Parties hereby further affirm that the irrevocable proxy granted in this Section 1(d) is coupled with an interest and may under no circumstances be revoked.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law until the termination of this Agreement in accordance with its terms.

(e)           No Obligation to Pursue or Effectuate an Acquisition.  The Leeward Parties expressly acknowledge and agree that except for the obligation to propose an Acquisition to the Board under Section 1(a), none of SAC or any of its Affiliates is under any obligation to pursue or effectuate an Acquisition, including the Offer or any Alternative SAC Acquisition Proposal, or to enter into any SAC Acquisition Agreement, and that this Agreement does not give rise to any such obligation.

2.           Representations and Warranties of the Leeward Parties.  The Leeward Parties hereby jointly and severally represent and warrant to SAC as follows:

(a)           Power; Due Authorization; Binding Agreement.  The Leeward Parties have full legal capacity, power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the Leeward Parties and, except for withdrawal rights that may be required by U.S. federal securities laws, constitutes a valid and binding agreement of the Leeward Parties, enforceable against the Leeward Parties in accordance with its terms.

(b)           Ownership of Leeward Shares.  On the date of this Agreement, the Leeward Shares are owned beneficially by the Leeward Parties and include all of the Leeward Shares owned beneficially by the Leeward Parties or any of their Affiliates, free and clear of any Liens that would prevent the Leeward Parties from tendering its shares in accordance with this Agreement or complying with its other obligations under this Agreement.  Subject to the provisions of Section 1(d) hereof, as of the date of this Agreement, the Leeward Parties have, and, if the Acquisition is effectuated through the Offer, as of immediately prior to the expiration of the Offer, the Leeward Parties will have sole dispositive power with respect to the Leeward Shares and will be entitled to dispose of the Leeward Shares.  Subject to the provisions of Section 1(d) hereof, as of the date of this Agreement, the Leeward Parties have, and, if the Acquisition is not effectuated through the Offer, as of the record date for, and as of immediately prior to the start of, any meeting of the stockholders of the Company (and at every adjournment or postponement thereof) duly called and sought for the purpose of approving an Alternative SAC Acquisition Proposal, the Leeward Parties will have sole voting power with respect to the Leeward Shares and will be able to vote the Leeward Shares in favor of such Alternative SAC Acquisition Proposal.

(c)           No Conflicts.  The execution and delivery of this Agreement by the Leeward Parties does not, and the performance of the terms of this Agreement by the Leeward Parties will not, (i) require the Leeward Parties to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority (other than any required filing under the U.S. federal securities laws), (ii) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on the Leeward Parties or its properties and assets, (iii) except for withdrawal rights that may be required by the U.S. federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Leeward Parties or pursuant to which any of its properties or assets are bound or (iv) violate any other agreement to which the Leeward Parties are a party, including any voting agreement, stockholders agreement, proxy or voting trust.  The Leeward Shares are not, with respect to the voting or transfer of such Leeward Shares, subject to any other agreement, including any voting agreement, stockholders agreement, proxy or voting trust.

(d)           Acknowledgment.  The Leeward Parties understand and acknowledge that SAC is proposing the Acquisition in reliance upon, and that if SAC subsequently commences the Offer or pursues an Alternative SAC Acquisition Proposal, it will do so in reliance upon, the Leeward Parties’ execution, delivery and performance of this Agreement.

3.           Representations and Warranties of SAC.  SAC hereby represents and warrants to the Leeward Parties as follows:

(a)           Power; Due Authorization; Binding Agreement.  SAC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  SAC has full corporate power and authority to execute and deliver this Agreement, and, subject to fulfillment of the conditions set forth in this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by SAC and constitutes a valid and binding agreement of SAC.

(b)           Ownership of Common Stock.  On the date of this Agreement, SAC and its Affiliates beneficially own 602,353 shares of the Common Stock (excluding the Leeward Shares).

(c)           No Conflicts.  The execution and delivery of this Agreement by SAC does not, and the performance of the terms of this Agreement by SAC will not, (i) require SAC to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority (other than any required filing under the U.S. federal securities laws), (ii) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on SAC or its properties and assets, (iii) except as may otherwise be required by the U.S. federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SAC or pursuant to which any of its assets are bound or (iv) violate any other agreement to which SAC is a party.

(d)           Acknowledgment.  SAC understands and acknowledges that the Leeward Parties are entering into this Agreement in reliance upon SAC’s execution, delivery and performance of this Agreement.

4.           Certain Covenants.

(a)           Restriction on Transfer.  From the date of this Agreement and until the termination of this Agreement in accordance with its terms, except any action contemplated by Section 1, the Leeward Parties shall not, directly or indirectly (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Leeward Shares (any such action, a “Transfer”); provided that nothing in this Agreement shall prohibit the exercise by the Leeward Parties of any options to purchase Leeward Shares, or (ii), (A) grant any proxies or powers of attorney, deposit any Leeward Shares into a voting trust or enter into a voting agreement with respect to any Leeward Shares or (B) commit or agree to take any of the foregoing actions.

(b)           Restriction on Certain Actions.  From the date of this Agreement and until the termination of this Agreement in accordance with its terms, no party shall, directly or indirectly, (i) take any action that would cause any representation or warranty of such party contained in this Agreement to become untrue or incorrect or have the effect of preventing or disabling such party from performing its obligations under this Agreement or (ii) commit or agree to take any of the foregoing actions.

(c)           Additional Leeward Shares.  The Leeward Parties hereby agree, during the term of this Agreement, to promptly notify SAC of any new Leeward Shares acquired by the Leeward Parties or any of their Affiliates, if any, after the execution of this Agreement.  Any such shares shall be subject to the terms of this Agreement as though owned by the Leeward Parties on the date of this Agreement.

(d)           Dissenter’s Rights.  The Leeward Parties agree not to exercise, nor to cause the exercise of, any dissenter’s or appraisal right in respect of the Leeward Shares which may arise in connection with any Alternative SAC Acquisition Proposal.

(e)           Disclosure Documents.  SAC, on the one hand, and the Leeward Parties, on the other hand, shall (i) consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement or referring to the other party and prior to making any filings with any third party and/or any Governmental Authority with respect to this Agreement or referring to the other party (it being understood and agreed that (A) the foregoing shall also apply to such portions of non-public communications that are required to be subsequently filed with, or referred to in, any such filing with a third party or a Governmental Authority, and (B) once the parties have agreed upon and used a description of this Agreement in any such disclosure document, the parties need not consult with each other prior to using the same description in subsequent disclosure documents) and (ii) provide to the other party any information reasonably related to the foregoing that the other party may reasonably require for the preparation of any such disclosure documents, in each case except as prohibited by Applicable Law.  Each party is responsible for the material accuracy of the information regarding such party in any such disclosure document and agrees to notify the other party as promptly as practicable of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent such party becomes aware that any such information shall have become false or misleading in any material respect.

(f)           Further Assurances.  From time to time, at the request of SAC and without further consideration, the Leeward Parties shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

(g)           Voting of Shares by SAC and Its Affiliates.  If any proposal is submitted to the stockholders of the Company for their vote or consent and the Leeward Parties have an obligation to vote or consent either for or against such proposal in accordance with Section 1(c), SAC shall, and shall cause its Affiliates to, similarly vote or consent for or against (as the case may be) such proposal all shares of Common Stock beneficially owned by them and entitled to vote or consent with respect to such proposal.

5.           Miscellaneous.

(a)           Termination of this Agreement.

(i)           This Agreement shall terminate on May 31, 2011 if the Offer has not been commenced or if no SAC Acquisition Agreements have been entered into by 5:00 p.m., New York City time, on such date.  If the Offer has been commenced or if a SAC Acquisition Agreement has been entered into prior to 5:00 p.m., New York City time, on May 31, 2011, this Agreement shall terminate on September 30, 2011; provided, however, that if at September 30, 2011 SAC or the Company is diligently responding to comments received from the Staff of the Securities and Exchange Commission (the “SEC”) relating to the Offer or an Alternative SAC Acquisition Proposal, this Agreement shall terminate on the earlier of (A) the fortieth Business Day after SAC or the Company shall have made a filing with the SEC definitively responding to all such comments and (B) December 31, 2011.

(ii)           In addition to, and without limiting, Section 5(a)(i), this Agreement may be terminated (A) by the mutual written consent of SAC and the Leeward Parties; (B) by SAC if there has been a breach in any material respect of any representation, warranty, covenant or agreement made by the Leeward Parties; (C) by the Leeward Parties if there has been a breach in any material respect of any representation, warranty, covenant or agreement made by SAC; (D) by either SAC, on the one hand, or the Leeward Parties, on the other hand, if the Offer has been commenced and is subsequently terminated or expires without any shares of Common Stock having been accepted for payment, and SAC has confirmed to the Leeward Parties in writing that SAC does not intend to pursue the Acquisition through an Alternative SAC Acquisition Proposal; or (E) by either SAC, on the one hand, or the Leeward Parties, on the other hand, if an SAC Acquisition Agreement previously entered into by SAC or one or more of its Affiliates is terminated in accordance with its terms.

(b)           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5(a), this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.

(c)           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

(d)           Notices.  All notices, requests and other communications to any party shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to SAC, to:

Stapleton Acquisition Company
135 East Putnam Avenue
Greenwich, CT 06830
Attention:         Craig R. Stapleton
Facsimile:         (720) 228-4133

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attention:        Ronald R. Levine, Esq.
Facsimile:       (303) 893-1379

If to the Leeward Parties, to:

Leeward Investments, LLC
1010 Sir Francis Drake Blvd, Suite 202
Kentfield, California 94904
Attention:        Kent M. Rowett
Facsimile:       (888) 661-4978

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attention:        Henry Lesser, Esq.
Facsimile:       (650) 687-1181

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(e)           Governing Law.  This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Applicable Law that might otherwise govern under applicable principles of conflicts of laws.

(f)           Expenses.  All expenses incurred by SAC in connection with or related to the authorization, preparation or execution of this Agreement and the consummation of the transactions contemplated hereby, shall be borne solely and entirely by SAC, and all such expenses incurred by the Leeward Parties shall be borne solely and entirely by the Leeward Parties.

(g)           Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties.  Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 5(d) and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 5(d) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

(h)           Specific Performance.  The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, if for any reason a party to this Agreement shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(i)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(j)           No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that SAC may assign any of or all of its rights, interests and obligations under this Agreement to one or more Affiliates of SAC who agree to be bound by the terms of this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 5(j) shall be null and void.

(k)           Counterparts.  This Agreement may be executed in counterparts (including by facsimile or other electronic means) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Copies of executed counterparts transmitted by facsimile, electronic mail or other electronic transmission shall be considered original executed counterparts for purposes of this Section 5(k).

(l)           Definitions.  For purposes of this Agreement, the term:

(i)           “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that the limited partners and portfolio investees of the Leeward Parties shall not be considered “Affiliates” of the Leeward Parties for purposes of this Agreement.

(ii)           “Alternative SAC Acquisition Proposal” means any proposed (A) merger of SAC or one of its Affiliates with the Company or (B) other business combination or similar transaction involving the direct or indirect acquisition by SAC or one or more of its Affiliates of all of the Equity Interest in the Company, in each case (x) in exchange for per share cash consideration of not less than the Acquisition Price and (y) other than a “short-form” merger of the Company with SAC or one of its Affiliates following the closing of the Offer.

(iii)           “Applicable Law” means any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, order, treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority.

(iv)           “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York.

(v)           “Equity Interest” means any share, capital stock or similar interest in the Company, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

(vi)           “Governmental Authority” means any national government or the government of any state or other political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

(vii)           “Liens” means, collectively, all liens, claims, interests, limitations or other restrictions.

(viii)           “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(ix)           “SAC Acquisition Agreement(s)” means any definitive agreement setting forth the terms and conditions of an Alternative SAC Acquisition Proposal.

(x)           “Third Party Acquisition Proposal” means any offer or proposal (whether in writing or otherwise) concerning any (A) merger, consolidation, other business combination or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing 15% or more of the consolidated assets, revenues or net income of the Company, (C) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) by any Person of Equity Interests representing 15% or more of the voting power of the Company, (D) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 15% or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Offer and any Alternative SAC Acquisition Proposal).

(m)           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant to this Agreement unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References in this Agreement to “owns”, “ownership” and similar terms, used in connection with a party’s ownership of securities of the Company, include beneficial ownership.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n)           Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

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The parties have caused this Agreement to be duly executed as of the day and year first above written.

STAPLETON ACQUISITION COMPANY

By:	/s/ Craig R. Stapleton
Name:	Craig R. Stapleton
Title:	President

LEEWARD CAPITAL, L.P.

By:	Leeward Investments, LLC
General Partner

By:	/s/ Kent M. Rowett
Name:	Kent M. Rowett
Title:	Manager

LEEWARD INVESTMENTS, LLC

By:	/s/ Kent M. Rowett
Name:	Kent M. Rowett
Title:	Manager